Exhibit 10.29

Novellus Systems, Inc.

4000 North First Street

San Jose, CA 95134

TEL: (408) 943-9700

FAX: (408) 943-3422

Mr. Jeffrey Benzing 21107 Michaels Drive Saratoga, CA 95070

Dear Jeff:

Congratulations on your retirement as an officer of Novellus, effective June 26, 2010. You will continue as a full-time employee of Novellus in an advisory role to me until December 15, 2010 at your existing salary.

As you and I discussed, this is a four-year term contract for part-time employment commencing on December 16, 2010. This agreement supersedes all prior agreements relating to employment, retirement or severance benefits.

During your part-time employment you will focus on technical advice and training as set forth in the description of duties attached as Exhibit A. The position will terminate on December 15, 2014. You will be paid per the table below for your part-time employment in bi-weekly installments, less applicable tax withholdings, in accordance with the company’s payroll cycle.

Time Period	Total Part-Time Salary
12/16/2010 – 12/15/2011	$195,000
12/16/2011 – 12/15/2012	$97,500
12/16/2012 – 12/15/2013	$48,750
12/16/2013 – 12/15/2014	$48,750

Total	$390,000

You will also receive a pro-rata share, calculated from January 1, 2010 to December 15, 2010, of any management bonus on your full-time annual salary, if the company pays management bonuses for year 2010 performance. Calculation of your management bonus will be based on the Company’s consolidated financial results.

In addition, on December 16, 2010, assuming you continue to be employed by the Company on that date, you will be granted a quantity of restricted stock units equivalent to $390,000 (the “2010 Equity Award Value”), using the Novellus closing stock price on December 15, 2010. These restricted stock units will vest on the date of grant. Your current unvested stock options and restricted stock grants as listed in Exhibit B will continue to vest while employed at Novellus. Once your employment ends with Novellus, you have 90 days to exercise your vested stock options.

So long as you remain employed by Novellus, you are eligible to continue your health benefits, and participate in the Novellus 401(k) and Employee Stock Purchase plans as an employee. You will not participate in any Novellus Profit Sharing or Bonus Programs. You will have the services of a company-paid financial advisor through December 2011 and of company-paid tax services for tax year 2010’s filing. Novellus will continue to pay its portion of contributions for your medical, dental, vision, life and disability insurance coverage and a portion for your dependents during this four-year term. Your pre-tax payroll deductions must continue in order to maintain this coverage you and any dependents.

Life insurance benefits amount to twice an employee’s annual salary. Your part-time salary has been set in the table on the previous page. The insurance benefit payable to your beneficiary based on this table will be $390,000 for the first 12 month period, $195,000 for the second 12 month period, $97,500 for the third 12 month period and $97,500 for the last 12 month period of this agreement. After the termination of your employment, you will be entitled to convert this group life insurance coverage to an individual policy.

Upon the termination of your employment, you and eligible dependents will also receive medical, dental and vision coverage for life under Novellus’ “Officers’ Retirement Medical and Dental Coverage Plan,” as described in the plan which was approved by the Novellus board of directors in July 2005 and is attached to this agreement as Exhibit C. Under this plan, you and your spouse will receive medical, dental and vision coverage for your lifetime. Dependent children are eligible up to attainment of age as outlined in the plan document.

The foregoing sets forth all compensation and benefits that you will receive during the four-year term of employment. You understand that absent written modification of this agreement by both you and an authorized representative of Novellus, no other employment or retirement benefits will be provided to you.

You represent and warrant that while you remain employed by Novellus, you shall not, without the prior written consent of Novellus, either (i) undertake or perform any work (whether as an employee or independent contractor or in any other capacity) for or on behalf of a competitor or potential competitor of Novellus or supplier to Novellus; or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with your duties and responsibilities hereunder or create a conflict of interest with your Novellus employment. In addition, you agree to notify Novellus promptly in the event you accept employment with any third party, and you hereby acknowledge and agree that Novellus may elect to terminate your employment under this agreement without good cause as a result, unless the employment by or services provided to such third party was previously approved by Novellus.

You agree to make full and complete written disclosure to Novellus of any intention to provide services to a third party prior to commencement of any work for a third party. You agree that such disclosure and Novellus’ consent are necessary to ensure that you do not, directly or indirectly, disclose to any third parties information that is confidential or proprietary to Novellus. In the event you fail to disclose, or Novellus withholds consent, and Novellus determines that you have undertaken or performed work, which creates a conflict of interest or otherwise disadvantages Novellus, Novellus will be entitled to terminate your employment. The termination of your employment will trigger the immediate cessation of your salary and other benefits you are entitled to as an employee described above. In addition, you will be required to repay to Novellus, in cash, an amount equal to (x) the 2010 Equity Award Value, net of applicable withholding taxes, multiplied by (y) a fraction, the numerator of which shall be equal to 48 minus the number of calendar months between the commencement of your part-time employment, December 16, 2010 and the date of termination of your employment, and the denominator of which shall be 48. The termination provisions of the medical, dental and vision coverage plan shall apply as described in Exhibit C.

You acknowledge and agree that during your employment with Novellus you shall not, directly or indirectly, (i) divert or attempt to divert from Novellus any business of any kind in which it is engaged as of the date of this agreement; (ii) employ or recommend for employment any person employed by Novellus; or (iii) engage in any business activity that is competitive with Novellus in any location where Novellus conducts its business. In addition to the above restrictions on noncompetitive activity during the term of your employment, and regardless of whether any use of confidential information is involved, you agree that, without Novellus’ prior consent, prior to December 15, 2014 you shall not, directly or indirectly, (i) solicit any customer of Novellus known to you to have been a customer with respect to products or services competitive with products or services offered by Novellus; or (ii) solicit for employment any person employed by Novellus.

It has been enjoyable working with you these past sixteen years. You have made enormous contributions to Novellus that will always be appreciated. You have had a lasting effect on Novellus and the people with whom you have worked and we look forward to continuing to work with you in the future.

Sincerely,

NOVELLUS SYSTEMS, INC.

Richard S. Hill Chairman and CEO

I agree to the terms set forth herein.

21 May 2010
Jeffrey Benzing	Date

Cc:	Novellus Board of Directors
Novellus Human Resources Department

Exhibit A

JOB DUTIES FOR JEFFREY BENZING

Technical Advisory Duties

Perform the duties of a member of the Technical Advisory Board of Novellus Systems, Inc. This is expected to include on-site board meetings, plus preparation time.

Provide advice and assistance as needed to Novellus management during on-site Product Design reviews.

Serve as a member of the Novellus Patent Committee. This is expected to include monthly meetings, including preparation time.

Technical and Management Training

Act as a mentor to the head(s) of the Novellus Platform Engineering organization and its successors.

Participate in and be jointly responsible for the planning and content of the annual Novellus International Technology Conference (ITC).

Provide advice and assistance as needed to Novellus management on technical training curriculum and content.

General

Consult with Novellus Executive Staff members on industry matters on an as needed basis.

Provide feedback to Novellus Board of Directors on industry matters on an as needed basis.

Jeff Benzing Unvested Stock Grants As of December 15, 2010	Exhibit B

			Shares

024103	12/14/2007	NQ Option	12,504	$26.01	Original grant of 50,000 shares. 1,042 shares vest monthly over 48 months. Will be fully vested on 12/14/2011.

024105	12/14/2007	Restricted Stock Unit	4,500	$0.00	Original grant of 18,000 shares. 375 shares vest monthly over 48 months. Will be fully vested on 12/14/2011.

026462	12/18/2008	NQ Option	75,000	$12.47	Original grant of 100,000 shares. 25% (25,000) vest annually over 4 years. Will be fully vested on 12/18/2012.

027146	12/18/2008	Restricted Stock Unit	13,500	$0.00	Original grant of 18,000 shares. 25% (4,500) vest annually over 4 years. Will be fully vested on 12/18/2012.

P027146	12/18/2008	Restricted Stock Unit	12,000	$0.00	Target for 100% payout is 7.5% compound annual growth rate (CAGR) between base year 2008’s and measurement year 2011’s reported consolidated revenue. If goals are achieved, shares will vest on 3/31/2012. If Company does not meet the revenue target described, the shares are forfeit.
Total			117,504

Exhibit C

Portions of

MINUTES OF A MEETING

OF THE BOARD OF DIRECTORS OF

NOVELLUS SYSTEMS, INC.

July 7, 2005

5. Approval of Amended and Restated Executive Officers’ Medical and Dental Retirement Benefits

Mr. Sherman explained that the Stock Option and Compensation Committee had recommended approval of an amended executive officers’ medical and dental retirement plan. Upon motion duly made and seconded, the resolutions attached hereto as Attachment No. 2 were approved.

Attachment No. 2

AMENDED AND RESTATED EXECUTIVE

OFFICERS’ MEDICAL AND DENTAL RETIREMENT BENEFITS

WHEREAS, on July 22, 1992 the Board of Directors (the “Board”), of the Company adopted a plan entitled Officers’ Retirement Medical and Dental Coverage (the “Plan”), all as set forth in the minutes of the meetings of the Board held on July 22, 1992 and a copy of the resolutions from each of such minutes is attached hereto as Appendix A; and

WHEREAS, paragraph 4 of the Plan provides that the Board shall be entitled to amend the Plan at any time and in any respect provided that any such amendment shall not materially reduce the benefits available to any executive officer who is entitled to receive Benefits (as defined below) under the Plan and who has retired prior to the date of any such amendment; and

WHEREAS, the Stock Option and Compensation Committee of the Board has recommended to the Board that the Board amend and restate the Plan in its entirety to provide as follows:

(1) Joseph Dox, Evert van de Ven, and James Farley, who are the only former executive officers currently receiving Benefits under the Plan, shall be entitled to continue to receive such Benefits for the duration of their lifetime and the lifetimes of their spouses, if any, whichever is longer.

(2) Robert Smith and Peter Hanley, who are the only former executive officers who the Company has previously agreed will receive such Benefits upon the completion of their current employment contracts with the Company, shall be entitled to receive such Benefits for the duration of their lifetime and the lifetimes of their spouses, if any, whichever is longer.

(3) John Chenault, Jeff Benzing, and Wilbert van den Hoek, who are the only current executive officers who the Company has determined will receive Benefits under the Plan upon their termination of employment with the Company notwithstanding the restrictions in paragraph (5) below which shall not apply to such executive officers, shall be entitled to receive such Benefits for the duration of their lifetime and the lifetimes of their spouses, if any, whichever is longer.

(4) The coverage described in paragraphs (1), (2), and (3) above shall be available only to the designated current and former executive officers, their spouses, if any, and their dependent minor children, if any, and the covered executive officers shall be required to pay premiums for such coverage equal to the rates applicable to active employees and their spouses and dependents, as specified by the Company from time to time.

(5) All other executive officers of the Company, as such term is defined in Rule 405 under the Securities Act of 1933 shall be entitled to receive the Benefits described in paragraph (6) below upon their termination of employment with the Company for the duration of their lifetimes and the lifetimes of their spouses, if any, whichever is longer, provided that (i) the executive officer shall then be in good standing with the Company at the time of his or her termination; (ii) the executive officer’s attained age at his or her termination of employment with the Company is 60 or older; and (iii) the executive officer’s age plus years of service upon termination of employment with the Company equals 72 or more. Executive officers satisfying these criteria shall be referred to as “Eligible Retirees.”

(6) The benefits provided under the Plan (“Benefits”) shall be determined by the Company, from time to time, in its sole discretion and shall extend to Eligible Retirees, their spouses, if any, and their dependent minor children, if any. The Company shall use its best efforts to secure an insurance contract or other arrangement that provides medical and dental coverage that is substantially comparable to that provided under the Company’s medical and dental benefit plans that apply to the Company’s active employees. Eligible Retirees shall be required to pay premiums for such coverage equal to the rates then applicable to active employees and their spouses and dependents.

Although it is the current intent of the Board that the benefits under this Plan shall continue until the death of the Eligible Retiree and his or her spouse, the Board retains the power to amend or terminate the

Plan at any time in its sole discretion except as otherwise provided herein. The Company shall be the “Plan Administrator” of the Plan in accordance with Section 402(a)(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and in its capacity as Plan Administrator, the Company shall have full discretion to construe and interpret the terms and provisions of the Plan, which interpretation or construction shall be final and binding on all parties, except as otherwise provided by law. The Plan Administrator may delegate responsibilities for the operation and administration of the Plan, may employ persons to assist in fulfilling its responsibilities under this program and may designate fiduciaries and allocate or reallocate fiduciary responsibilities under the Plan.

Notwithstanding any provision herein to the contrary, in the event an Eligible Retiree becomes employed or affiliated with a competitor of the Company, all benefits under the Plan will permanently cease. In addition, if an Eligible Retiree subsequently becomes covered by a group health plan or other similar arrangement providing medical and dental benefits maintained by a third party, both the Eligible Employee and his or her spouse, if any, will cease to be eligible to participate in the Plan while such other coverage remains in effect. For the purpose of the foregoing, independent consulting with a third party shall not be considered to be employment; provided, however, that consulting services performed by an Eligible Retiree for a competitor of the Company will cause the permanent cessation of benefits under the Plan. For purposes of the foregoing, a competitor of the Company will be deemed to be a company, division, or other business entity that is engaged in the manufacture of equipment used in the fabrication of integrated circuits.

The claims and appeals procedure that shall apply to benefit claims under the Plan shall be the claims and appeals procedure that exists under the Company’s medical benefits plan that applies to its active employees.

All future benefits for any individual who is not a current or former executive officer of the Company and who is currently a participant in the Plan, including, without limitation, D. James Guzy, shall cease as of September 30, 2005.

Appendix A

Portions of

MINUTES OF MEETING

OF THE BOARD OF DIRECTORS OF

NOVELLUS SYSTEMS, INC.

JULY 22, 1992

5)	Medical and Dental Plans

The next topic for discussion was the Company’s medical and dental insurance plans. The Directors unanimously approved the following resolution:

RESOLVED, that the resolution regarding officers’ retirement medical and dental coverage approved by this Board in its January 31, 1992 meeting is hereby amended and clarified as follows:

(a) All benefits for eligible officers under this coverage shall be extended to the immediate families of such officers;

(b) The monthly payment required for such coverage shall be the same as that required from eligible full-time employees of the Company.

SCHEDULE A RESOLUTION REGARDING OFFICERS’

RETIREMENT MEDICAL AND DENTAL COVERAGE

RESOLVED: That the Board hereby adopts the following amended policy with respect to continuing medical/dental coverage of executive officers.

1. Eligible Officers: The policy shall apply to executive officers of the Company who are elected by the Board of Directors and have the title of Vice President or higher who retire from the Company after the date of this resolution and who (i) have reached the age of sixty-five at or prior to such retirement; (ii) have reached the age of fifty-five at or prior to such retirement and the sum of such officer’s age plus the full number of years of employment with the Company equals at least sixty-five or (iii) with the written consent of the President of the Company, such officer has reached the age of fifty and the sum of his age plus the years of service with the Company equals at least sixty-five.

2. Benefits Policy. Following the retirement of the eligible officer as defined above, such retired officer shall continue to be entitled to participation in the Company’s group medical and dental plans, as such plans may be amended from time to time prior to the executive’s retirement. Such participation shall entitle the retired officer, his or her spouse, and those other eligible dependents of such retired officer who were covered at the time of retirement to continue to be covered in the Company’s medical and dental plans as provided in this Paragraph 2. Alternatively, at the Company’s election, the retired executive shall be entitled to equivalent coverage. Such coverage shall continue for the remainder of the lifetime of the eligible officer and, as to his or her spouse, for such spouse’s lifetime if he or she shall survive the retired officer.

3. Termination of Coverage. Notwithstanding Section 2 above, upon employment or affiliation of an eligible officer with a competitor of the Company, all benefits under this policy will and permanently. In addition, in the event the retired executive shall come out of retirement to accept employment as an employee of a third party, and the executive is eligible to receive medical and/or dental benefits through the third party employer’s group plans, than the Company’s post-retirement medical coverage will stop until the executive resumes retirement.

For the purpose of the foregoing, independent consulting shall not be considered employment with a third party in determining post retirement medical/dental coverage. However, consulting services performed for a competitor of the Company will cause the permanent termination of the benefit. For the purpose of the foregoing, a competitor of the Company shall be deemed to be a company, division or other business entity which is engaged in the manufacture of equipment used in the fabrication of integrated circuits.

4. Amendment of Policy. The Board of Directors of the Company shall be entitled to amend this policy at any time and in any respect provided that such amendment shall not materially reduce the benefits available to any Eligible Officer who is entitled to receive benefits under the policy who has retired prior to the date of such amendment.